EXHIBIT 10.2

SERVICES AGREEMENT
[Michael Cohl]

This Services Agreement (this “Agreement”) is entered into this 12th day of September, 2007 (the “Effective Date”) by and among the following parties:

(1) CPI International Touring Inc. (“Touring ROW”), a Barbados IBC corporation;

(2) CPI Touring (USA), Inc. (“Touring USA”), a Delaware corporation;

(3) CPI Entertainment Content (2005), Inc. (“Grand 2005”), a Delaware corporation;

(4) CPI Entertainment Content (2006), Inc. (“Grand 2006”), a Delaware corporation;

(5) Grand Entertainment (ROW), LLC (“Grand ROW”), a Delaware limited liability company;

(6) KSC Consulting (Barbados) Inc. (“KSC”), a Barbados corporation; and

(7) Live Nation Worldwide, Inc. (“LN”), a Delaware corporation.

Background

A. Pursuant to the terms of a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of the date hereof, LN has purchased of even date herewith (the "Acquisition”) all of the equity interests in Touring ROW, Touring USA, Grand 2005, Grand 2006 and Grand ROW (herein collectively referred to as the “CPI Companies” and, together with LN, collectively called the “Companies”) other than the equity interests in the CPI Companies that were owned by LN prior to the completion of the Acquisition. Michael Cohl (“Cohl”), directly or indirectly, owned an equity interest in each of the CPI Companies and has therefore benefited substantially from the closing of the Acquisition.

B. As a condition precedent to the completion of the Acquisition, the Companies and KSC are entering into this Agreement for the purpose of (i) setting forth the terms upon which KSC will provide the services of Cohl to the Companies from and after the completion of the Acquisition (the "Services Relationship”) and (ii) establishing certain non-disclosure, non-compete, non-hire and other protective covenants for the benefit of the Companies as more fully set forth herein.

C. KSC has the legal right and authority to commit Cohl to (i) supply and furnish his services to the Companies upon the terms described herein and (ii) honor the non-disclosure, non-compete, non-hire and other protective covenants set forth herein.

D. Upon the terms and provisions contained herein, (i) KSC commits to provide the services of Cohl to the Companies, (ii) the Companies agree to engage the services of Cohl to be so supplied by KSC, (iii) Cohl joins in the execution hereof to indicate his consent to the provisions hereof and for the other purposes stated herein and (iv) Live Nation, Inc. (“LN Parent”), a Delaware corporation, joins in the execution hereof for the purposes stated herein.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM OF AGREEMENT.

(a) Term. Unless earlier terminated in accordance with the provisions of Section 6 hereof, the Services Relationship starts on the Effective Date and ends on the close of business on the fifth (5th) anniversary of the Effective Date.

(b) Definition of “Applicable Period” and “Actual Term”. As used herein, the following terms shall have the meanings indicated below:

(i) The phrase “Applicable Period” shall mean the period commencing on the Effective Date and ending on the ninth anniversary of the Effective Date.

(ii) The phrase “Actual Term” shall mean the period of time from the Effective Date until the termination of the Services Relationship in accordance with the provisions of Section 6 hereof.

2. TITLE AND DUTIES.

(a) Title and Reporting. During the Actual Term, the following provisions will apply:

(i) Cohl will serve as the most senior executive of each of the CPI Companies and shall have the title of “Chief Executive Officer” of each of the CPI Companies. All employees of each of the CPI Companies shall report directly to Cohl, unless otherwise directed by Cohl. LN will have the right to dissolve any one or more of the CPI Companies and/or assign all or any portion of the assets of the CPI Companies to other affiliates of LN, and, to the extent LN elects to do any of the foregoing, the duties, title and reporting obligations of Cohl hereunder shall be adjusted and rearranged as necessary to leave Cohl in substantially the same position and with substantially the same duties and responsibilities as he possessed as the Chief Executive Officer of the CPI Companies prior to undertaking any such changes.

(ii) Cohl will serve as the most senior executive of and Chairman of LN’s division known as Artist Nation (the “Artist Nation Division”).

(iii) Cohl will report to LN’s Chief Executive Officer.

(b) Duties and Authority. KSC will cause Cohl to perform job duties for each CPI Company and for the Artist Nation Division that are usual and customary for the position of Chief Executive Officer, with respect to the CPI Companies and the Artist Nation Division, and Chairman, with respect to the Artist Nation Division, and will perform additional services and duties that any of the Companies may from time to time designate that are consistent with the usual and customary duties of such positions, including, without limitation, the following:

(i) soliciting and executing global tours for major artists consistent with past practices (the “Touring Business”); and

(ii) soliciting and acquiring artist rights which will yield additional revenue streams to the Companies; and

(iii) overseeing and directing the operations of the Artist Nation Division.

In making the Acquisition of the CPI Companies, LN has certain expectations for the performance of the Touring Business which are of primary importance to LN. If the Chief Executive Officer of LN determines, at any time, that the Touring Business is not performing to the expectations established by LN for the Touring Business, then LN and its Chief Executive Officer shall be entitled to direct Cohl to allocate more or all of his services to improving the performance of the Touring Business for such period of time as may be reasonably necessary for Cohl to address and correct the deficiencies of the Touring Business.

(c) Full Time Employment. Except as permitted by the provisions of Section 5(f) hereof, (i) Cohl will devote his full working time and efforts to the business and affairs of the Companies throughout the Actual Term and (ii) Cohl will not, at any time during the Actual Term, become employed by, provide consulting or any other services to or become an officer, director or general partner of, or hold an executive or management position with, any partnership, corporation or other entity other than Companies.

(d) Opportunities; Investments. At all times during the Actual Term, KSC covenants and agrees (i) that Cohl shall inform the Companies of each business opportunity related to the business of Companies, in each case, of which he becomes aware and that he believes represents a viable prospect for the Companies, and (ii) that Cohl will not, directly or indirectly, exploit any opportunity for his own account, nor will he render any services to any other person or business, or acquire any interest of any type in any other business, that competes with any material business of the Companies (or their affiliates).

(e) Allocation of Services. The provision of any services to be rendered by Cohl pursuant to and as required by this Agreement shall be allocated as between Barbados and other jurisdictions in a manner as Cohl and the Companies shall reasonably agree.

(f) Board Representation.

(i) Until the occurrence of a Director Severance Event (herein defined), LN Parent will be required, subject to the fiduciary duties of the Board of Directors of LN Parent (the “LN Board”), to comply with the following provisions:

(A) At the next regularly scheduled meeting of the LN Board after the Effective Date, LN Parent will name Cohl as the sole Vice Chairman of the LN Board. LN Parent will include Cohl on the slate of directors to be voted on by the shareholders of LN Parent at each annual meeting that is being held at a time that Cohl’s then term on the LN Board is scheduled to expire. As long as Cohl is a member of the LN Board, he will remain as the sole Vice Chairman of the LN Board.

(B) At the next regularly scheduled meeting of the LN Board after the Effective Date, LN Parent will elect to the LN Board a person nominated by Cohl (“Cohl’s Nominee”); provided that the LN Board shall not be required to elect Cohl’s Nominee at any board meeting unless (i) the name of Cohl’s Nominee has been provided to the LN Board at least ten (10) business days prior to such meeting of the LN Board and (ii) Cohl’s Nominee has promptly cooperated in supplying such personal information as may be reasonably requested by the LN Board in connection with issues related to work history, experience, conflicts of interest, securities law matters and independence. LN Parent will include Cohl’s Nominee (or another person nominated by Cohl at the time, who will thereafter be Cohl’s Nominee for purposes hereof) on the slate of directors to be voted on by the shareholders of LN Parent each time that the term on the LN Board of Cohl’s Nominee is expiring. Unless LN Parent authorizes to the contrary, Cohl’s Nominee must always be an individual who is, in the discretion of the LN Board, independent under LN Parent’s “Director Independence Standards”.

LN Parent shall have no further obligation under this Section 2(f)(i) following the occurrence of a Director Severance Event.

(ii) Cohl shall promptly file all forms with the SEC as may be required by Applicable Law to the extent requested of Cohl by LN Parent.

(iii) As used herein, the term “Director Severance Event” shall mean the first to occur of the following: (i) the Majority Sellers ceasing to hold in the aggregate at least twenty-five percent (25%) of the Trust Certificates issued to them under the terms of the Stock Purchase Agreement (or, if the Company Issuance Option has been exercised, 25% of the underlying shares of LN Common Stock represented by such Trust Certificates), (ii) Cohl ceasing to be an executive officer of the Companies, (iii) Cohl tendering his resignation as a member of the LN Board, or (iv) any breach or other failure or refusal to comply with or perform any material obligation of the Majority Sellers under the Stock Purchase Agreement or any of the Ancillary Agreements and such breach or other failure to perform continuing unremedied for ten (10) days after written notice thereof to the Majority Sellers.

(iv) Cohl recognizes and acknowledges that the (x) shareholders of LN Parent may or may not vote to elect Cohl and/or Cohl’s Nominee to the LN Board and (y) any such failure or refusal of the shareholders of LN Parent to so elect Cohl and/or Cohl’s Nominee shall not be a breach or default of any obligation set forth in this Section 2(f) or give rise to the right to terminate the Services Relationship with “Good Reason” for purposes of Section 6(e) hereof.

(v) Capitalized terms used in this Section 2(f) that are not defined in this Agreement shall have the meanings assigned thereto by the Stock Purchase Agreement.

(g) Funding Decisions. By virtue of LN’s 100% ownership interest in the CPI Companies and in Artist Nation, LN, LN’s Chief Executive Officer and the LN Board (collectively, the "Control Group”) will have control over, among other things, all budgets, acquisitions, divestitures, investment, capital allocation, strategy, initiatives and similar matters with respect to Artist Nation and the CPI Companies. Under no circumstances will any decision by the Control Group to fund, or to refrain from funding, or to pursue, or to refrain from pursuing, any strategy, project or initiative be considered a breach by the Companies under this Agreement or give rise to the right to terminate the Services Relationship with “Good Reason” for purposes of Section 6(e) hereof.

3. COMPENSATION

(a) Service Fee and Bonus Fee.

(i) The Companies will pay to KSC during the Actual Term (i) a service fee (the “Service Fee”) of U.S. $1,500,000 per year until the first anniversary of the Effective Date and $2,000,000 per year for the remainder of the Actual Term, which shall be payable in equal semi-monthly installments and (ii) an annual bonus (the “Bonus Fee”) of up to 100% of the annual Service Fee based on achieving certain division level and company level EBITDA targets as may hereafter be reasonably established by LN in a manner consistent with other similarly situated senior executives of LN Parent.

(ii) The annualized amount of KSC’s Service Fee shall be increased to $1,500,000 retroactively to August 1, 2007. To implement the foregoing, the Company will pay to KSC, on the due date of the first regularly scheduled payment of the Service Fee hereunder, an additional one-time payment equal to (A) the amount of Service Fee that would have been payable at an annualized rate of $1,500,000 with respect to the period of time from August 1, 2007 to the Effective Date (the “Retroactive Period”) minus (B) the amount of the Service Fee actually paid to KSC pursuant to the Prior Services Agreement with respect to the Retroactive Period. As used herein, the “Prior Services Agreement” means that certain Services Agreement dated May 26, 2006 and entered into by and among the CPI Companies and KSC.

(iii) The payment of the Service Fee and the Bonus Fee shall be the joint and several obligation of the Companies, and the Companies will allocate the responsibility of such payment among themselves as they may mutually agree from time to time based upon the relative amount of services provided hereunder by Cohl to each Company.

(iv) The amount of the Service Fee may be additionally increased, from time to time during the Actual Term, upon approval of the LN Board without a formal amendment hereto.

(b) LN Stock Options. Cohl will be eligible to receive, in consideration for the services rendered hereunder, annual stock option awards to purchase shares of common stock of LN Parent in such amounts as may be recommended by LN’s Chief Executive Officer and approved by the LN Board and/or its Compensation Committee in their sole discretion. The method used for determining the amount of any stock option awards pursuant to this Section 3(b) shall be made on a basis reasonably comparable to the basis used for such determination with respect to similarly situated senior executives of LN Parent.

(c) Benefits Reimbursement. The Companies will reimburse on a monthly basis to KSC such amounts (the “Benefits Reimbursement Amount”) as are actually incurred by KSC in providing to Cohl from and after the Effective Date an employee benefits package comparable to the employee benefit package offered to senior executives of LN (“Applicable Benefits Package”); provided, however, the Benefits Reimbursement Amount shall in no event exceed the cost then incurred by LN to supply the Applicable Benefits Package to its senior executives who are U.S. resident employees.

(d) Expenses. The Companies will pay or reimburse to KSC all normal and reasonable travel and entertainment expenses incurred during the Actual Term by KSC or Cohl in connection with the provision of Cohl’s services under this Agreement upon submission of proper vouchers in accordance with the expense reimbursement policy of the Companies.

4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

During the Actual Term, the Companies (or their respective affiliates) will provide KSC and Cohl with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information that the Companies, their respective subsidiaries, LN and LN’s affiliates (collectively, the “Company Group”) treat as confidential or proprietary (collectively the “Confidential Information”). The Company Group provides and shall provide on an ongoing basis such Confidential Information which is reasonably necessary or desirable to aid KSC and Cohl in the delivery of the services contemplated hereunder. KSC understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees that neither KSC nor Cohl shall disclose such Confidential Information to anyone outside the Company Group except to the extent that (i) KSC or Cohl deems such disclosure or use reasonably necessary or appropriate in connection with performing services on behalf of the Companies in a manner consistent with the provisions and requirements hereof; (ii) KSC or Cohl is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, KSC or Cohl, as applicable, shall promptly inform LN of such event, shall cooperate with the Company Group in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Companies do business, other than as a result of any action or inaction by KSC or Cohl; or (iv) the Confidential Information is furnished or disclosed to KSC or Cohl by a third party who came by it rightfully and is under no obligation of confidence to any of the Company Group. At the end of the Actual Term, KSC shall, and will cause Cohl to, immediately turn over to the Companies all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them. This nondisclosure covenant is binding on KSC and Cohl, as well as their respective heirs, successors, legal representatives and assigns, and will survive the termination of the Services Relationship.

5. PROTECTIVE COVENANTS.

To further preserve the rights of the Companies pursuant to the nondisclosure covenant set forth in Section 4 above, and for the consideration promised by the Companies under this Agreement and for the further consideration being received of even date herewith, directly or indirectly, by Cohl pursuant to the terms of the Stock Purchase Agreement, and as a necessary and express condition precedent to the closing of the Acquisition, KSC and Cohl commit and agree with the Companies and with LN as follows:

(a) Non-Compete Covenant. KSC and Cohl (collectively, the “Restricted Parties”) covenant and agree that they will not, directly or indirectly, at any time during the Applicable Period (i) carry on, operate, manage, control, or become interested in or involved with, in any manner, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, lender or otherwise, any of the Restricted Activities anywhere in the world or (ii) undertake any planning, development or preparatory activities in anticipation of the pursuit of any Restricted Activities anywhere in the world. As used herein, the term “Restricted Activities” shall mean and include each and all of the following businesses, operations, activities and undertakings:

(i) All of the businesses, operations, activities and undertakings that are actually engaged in as of the date of this Agreement by LN, any of LN’s affiliates or any of the CPI Companies (collectively, the “LN Affiliated Group”);

(ii) All of the businesses, operations, activities and undertakings that are proposed, as of the date of this Agreement, to be engaged in by any member of the LN Affiliated Group but only if Cohl is informed about such proposed businesses, operations, activities or undertakings;

(iii) Any other Applicable Entertainment Businesses that are actually engaged in during the Applicable Period by any member of the LN Affiliated Group; and

(iv) Any other Applicable Entertainment Businesses that are proposed, prior to Cohl ceasing to be a director and an executive officer of the Companies, to be engaged in by any member of the LN Affiliated Group but only if Cohl is informed about such proposed Applicable Entertainment Business.

As used above, the term “Applicable Entertainment Businesses” shall mean any and all types of entertainment businesses and other businesses that relate to or provide services to one or more entertainment businesses, including, without limitation, (i) ticketing businesses, (ii) software businesses related to ticketing, (iii) financing of artist shows, (iv) design, manufacturing and distribution of artist merchandise and (v) managing careers of artists.

(b) Additional Agreements relating to the Non-Compete Covenant. The covenants and agreements undertaken by the Restricted Parties in Section 5(a) are herein collectively referred to as the “Non-Compete Covenant” and shall be subject to and modified by the following provisions:

(i) The Restricted Parties represent, acknowledge and agree that the most significant assets of the CPI Companies are certain personal relationships, goodwill, trade secrets and the Confidential Information (collectively, the “Trade Secrets”) that relate to and are crucial in obtaining (i) the rights to produce world-wide concert tours in the future from major world-renowned musical artists and entertainers and (ii) other material rights and benefits that will be derived from those touring relationships with major world-renowned musical artists and entertainers.

(ii) The Restricted Parties represent, acknowledge and agree that the CPI Companies are currently engaged, have historically been engaged and will hereafter continue to engage, in Restricted Activities throughout all parts of the world and that in order to protect the value of the Trade Secrets, the Non-Compete Covenant must restrict the undertaking of the Restricted Activities on a world-wide basis.

(iii) The Restricted Parties represent, acknowledge and agree that any violation or breach of the Non-Compete Covenant will cause irreparable damage to the Companies and their affiliates, and upon violation or breach of any provision of the Non-Compete Covenant, the Companies shall be entitled to injunctive relief, specific performance, or other equitable relief against the appropriate party; provided, however, that this shall in no way limit any other remedies which the Companies may have (including, without limitation, the right to seek actual monetary damages).

(iv) The Restricted Parties agree that the Applicable Period shall be extended and tolled on a day-to-day basis for all periods during which one more of the Restricted Parties is in violation or breach of the Non-Compete Covenant during the Applicable Period. This provision is in addition to all other rights and remedies available to the Companies at law, in equity or pursuant to this Agreement.

(v) The Restricted Parties hereby grant, convey, assign, set over and transfer, into trust, for the sole and exclusive benefit of the Companies, all property, assets, proceeds, revenues, profits, income, receipts and other monies (“Trust Property”) that may be hereafter received or be receivable by either of the Restricted Parties or any affiliate of the Restricted Parties that relate to, are derived from or arise out of any music concert promotion activity that is a violation of the Non-Compete Covenant. The Restricted Parties hereby expressly direct and authorize, on behalf of themselves and on behalf of all affiliates of the Restricted Parties, any and all third parties (including, without limitation, ticketing companies, venues, wholesalers, distributors, artist agencies and artist management) that may ever be in possession of any Trust Property to deliver and pay over the Trust Property to the Companies upon the demand of any Company, and each of the Restricted Parties shall indemnify, defend and hold harmless any such third party that hereafter delivers and pays any Trust Property to the Companies from and against any and all claims, demands, liabilities, losses or obligations arising out of or relating to such payment of the Trust Property to the Companies.

(c) Other Covenants. In order to allow the Companies to protect the Trade Secrets, the Restricted Parties, jointly and severally, covenant and agree that they will not, directly or indirectly, at any time during the Applicable Period (i) hire any employee of the Company Group or any person that was employed by the Company Group within six months immediately preceding such hiring; (ii) solicit or encourage any employee of the Company Group to terminate their employment with the Company Group; (iii) solicit or encourage any employee of the Company Group or any person that was employed by the Company Group within the six months immediately preceding such solicitation or encouragement to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which any Restricted Party may be associated in any capacity; (iv) request, solicit or procure any present or future customer or supplier of the Company Group to curtail or cancel its business with the Company Group or (v) solicit or encourage any of the global touring artists that have previously used the touring or promotion services of any of the Companies (or their respective affiliates) to select or hire another promoter to provide touring or promotion services for a future tour (including, without limitation, U2, Madonna, Barbra Streisand and the Rolling Stones).

(d) Reasonableness of Restrictions; Authorization to Modify. The Restricted Parties represent, acknowledge and agree that the Non-Compete Covenant and the other covenants in clause (c) (collectively, the “Restrictive Covenants”) are reasonable in scope and duration and are necessary to protect the Trade Secrets. If any provision of the Restrictive Covenants as applied to any party or to any circumstance is adjudged by a court or other tribunal to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of the Restrictive Covenants. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the Restricted Parties and the Companies agree that the court or other tribunal making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

(e) Material Reliance. The Restricted Parties represent, acknowledge and agree that the provisions of this Section 5 are material provisions of this Agreement and that the Companies would not have entered into this Agreement but for these provisions.

(f) Exceptions to Restrictive Covenants. Notwithstanding any provision to the contrary contained in this Section 5, Cohl will have the right, in his sole and absolute discretion, to render services to the Rolling Stones (“R/S Services”) at any time during the Applicable Period for his own account on and subject to the following terms, conditions and provisions:

(i) KSC must provide, or cause Cohl to provide, prior written notice to the Companies setting forth (x) a reasonably detailed description of the R/S Services that will be rendered to the Rolling Stones and (y) a detailed summary of all compensation to be received by Cohl, directly or indirectly, in connection with, arising out of or relating to such R/S Services;

(ii) Cohl’s business time and effort devoted to R/S Services shall not materially interfere with his obligations under this Agreement (including his required time and attention pursuant to Section 2(c) hereof) and, in any event, shall not exceed eight hours per week on average.

Notwithstanding the foregoing, it is expressly acknowledged and agreed by KSC, for itself and on behalf of Cohl, that R/S Services shall be limited to the provision of management, consulting or similar services for a fee only and shall not include any type of arrangement that would be comparable to, or otherwise constitute, the acquisition of rights from the Rolling Stones to promote a tour of musical events or otherwise own, pursue or exploit the grant of any rights from the Rolling Stones. If Cohl should exercise his right to provide R/S Services pursuant to this Section 5(f), then his obligation to provide full-time services under Section 2(c) hereof shall be reduced by the actual amount of time spent by Cohl in performing the R/S Services up to eight hours per week on average.

6. TERMINATION.

The Services Relationship shall be terminated only in accordance with and pursuant to the following provisions:

(a) Cohl’s Death. This Services Relationship shall terminate upon the occurrence of Cohl’s death without any action or notice by any party hereto.

(b) Cohl’s Disability. The Companies may terminate the Services Relationship if, as a result of Cohl’s incapacity due to physical or mental illness, Cohl is unable to perform the services required to be provided by him under this Agreement for more than 180 days in any 12 month period.

(c) Termination by the Companies with Cause. The Companies may terminate the Services Relationship for Cause by notice to KSC. A termination for Cause must be for one or more of the following reasons: (i) continued, willful and deliberate non-performance by Cohl of his services to be provided hereunder (other than by reason of Cohl’s physical or mental illness, incapacity or disability) if such non-performance has continued for more than 10 days following written notice of such non-performance; (ii) Cohl’s refusal or failure to follow lawful directives of LN’s Chief Executive Officer if such refusal or failure has continued for more than 10 days following written notice of such refusal or failure; (iii) a criminal conviction of Cohl that has resulted in, or would result in if he were retained in his position with the Companies, material injury to the reputation of the Companies (or their affiliates), including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (iv) a material breach by KSC or Cohl of any of the covenants set forth in this Agreement and such material breach has continued for more than 10 days following written notice of such material breach; or (v) a material violation by Cohl of any policies of the Companies if such violation has continued for more than 10 days following written notice of such violation.

(d) Termination by the Companies without Cause. The Companies may terminate the Services Relationship without Cause upon 30 days written notice to KSC.

(e) Termination By KSC for Good Reason. KSC may terminate the Services Relationship with Good Reason by notice to the Companies. A termination for Good Reason means a termination by KSC for one or more of the following reasons: (i) a material breach of this Agreement by the Companies and such material breach remaining uncured and uncorrected for more than 10 days following written notice of such material breach given to LN; (ii) a material diminution in the duties, authority, or responsibilities delegated to Cohl pursuant to this Agreement if such diminution has continued for more than 10 days following written notice thereof; or (iii) a requirement that Cohl provide his services under this Agreement from a location other than Barbados (excluding reasonable travel for specific matters related to the business of the Companies or the requirement that he spend a reasonable number of days each year in Florida as may be necessary to supervise the CPI Companies’ employees who office in Florida).

(f) Termination on Fifth Anniversary of Effective Date. The Services Relationship shall terminate on the fifth (5th) anniversary of the Effective Date without any action or notice required by any party hereto.

(g) Survival of Certain Provisions. Notwithstanding any termination of the Services Relationship pursuant to this Section 6, the provisions of Sections 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 of this Agreement will survive such termination.

7. COMPENSATION UPON TERMINATION.

(a) Cohl’s Death. If the Services Relationship is terminated pursuant to Section 6(a) hereof by reason of Cohl’s death, the Companies will, within 30 days, pay in a lump sum amount to KSC any accrued and unpaid Service Fee, Bonus Fee and Benefits Reimbursement Amount through the date of such termination.

(b) Cohl’s Disability. If the Services Relationship is terminated pursuant to Section 6(b) hereof by reason of Cohl’s disability, the Companies will, within 30 days, pay in a lump sum amount to KSC any accrued and unpaid Service Fee, Bonus Fee and Benefits Reimbursement Amount through the date of such termination.

(c) Termination By The Companies For Cause. If the Services Relationship is terminated by the Company for Cause pursuant to Section 6(c) hereof, the Companies will, within 30 days, pay in a lump sum amount to KSC any accrued and unpaid Service Fee, Bonus Fee and Benefits Reimbursement Amount through the date of such termination.

(d) Termination By The Companies Without Cause. If the Services Relationship is terminated by the Companies without Cause pursuant to Section 6(d) hereof, then

(i) provided that (i) Cohl has resigned as a member of the LN Board if requested by LN and (ii) KSC and Cohl have signed a general release of claims in a form reasonably satisfactory to LN, the Companies will pay, within 30 days, a lump sum amount equal to three times the annual amount of the Service Fee then in effect hereunder; and

(ii) within thirty (30) days of the date of termination, the Companies will also pay to KSC any accrued and unpaid Service Fee, Bonus Fee and Benefits Reimbursement Amount through the date of such termination.

(e) Termination By KSC With Good Reason. If the Services Relationship is terminated by KSC with Good Reason pursuant to Section 6(e) hereof, then

(i) provided that (i) Cohl has resigned as a member of the LN Board if requested by LN and (ii) KSC and Cohl have signed a general release of claims in a form reasonably satisfactory to LN, the Companies will pay, within 30 days, a lump sum amount equal to three times the annual amount of the Service Fee then in effect hereunder; and

(ii) within thirty (30) days of the date of termination, the Companies will also pay to KSC any accrued and unpaid Service Fee, Bonus Fee and Benefits Reimbursement Amount through the date of such termination.

(f) Termination on the Fifth Anniversary of the Effective Date. If Services Relationship is terminated pursuant to Section 6(g) hereof on the fifth (5th) anniversary of the Effective Date, the Companies will, within 30 days, pay in a lump sum amount to KSC any accrued and unpaid Service Fee, Bonus Fee and Benefits Reimbursement Amount through the date of such termination.

(g) Expense Reimbursement Amount. If the Services Relationship is terminated for any reason, the Companies will, within 30 days, reimburse in a lump sum amount to KSC any expense amounts to which it is entitled under Section 3(d) hereof.

(h) Effect Of Compliance With Compensation Upon Termination Provisions. Upon complying with Sections 7(a) through 7(g) above, as applicable, the Companies will have no further obligations to KSC or Cohl hereunder, except pursuant to (i) the provisions hereof which survive termination as provided by Section 6(h) hereof and (ii) any formal corporate policy of the Companies that may be adopted to make a payment to deceased or disabled employees.

8. PARTIES BENEFITED; ASSIGNMENTS.

This Agreement shall be binding upon (i) KSC and Cohl, and their respective successors, assigns, heirs and personal representatives and (ii) the Companies and their respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by (i) the Companies, except to an affiliate of LN, without the prior written consent of KSC or (ii) KSC or Cohl without the prior written consent of the Companies.

9. NOTICES.

Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered by recognized overnight courier service (such as UPS, DHL or FedEx). If to the Companies, the notice will be sent to Michael Rapino, Live Nation, Inc., 9348 Civic Center Drive, 4th Floor, Beverly Hills, CA 90210 and a copy of the notice will be sent to Michael Rowles, Live Nation, Inc., 9348 Civic Center Drive, 4th Floor, Beverly Hills, CA 90210. If to KSC or Cohl, the notice will be sent to 28 Pine Road, Palm Court, Bellville, St. Michael, Barbados and a copy of the notice will be sent to (i) Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022 Attention: Emanuel S. Cherney and (ii) Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022 Attention: Gary J. Gartner. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

10. GOVERNING LAW AND EXCLUSIVE JURISDICTION.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice of law or conflict provisions or rule (whether of the State of Florida or any jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Each party to this Agreement (A) hereby submits to the exclusive jurisdiction of the state courts located in Miami, Florida and the federal court for the Southern District of Florida with respect to all actions brought under this Agreement and (B) hereby irrevocably agrees that (i) all claims in respect of such action or proceeding may be heard and determined in such courts and (ii) no such claim may be filed or pursued in any other court or forum anywhere in the world. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party to this Agreement represents, warrants and agrees that the business operations and offices of certain of the Companies in Florida provides a significant and material nexus to the State of Florida. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT.

11. LITIGATION AND REGULATORY COOPERATION.

During and after the Actual Term, KSC will cause Cohl to reasonably cooperate with the Companies (and their affiliates) in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of any one or more of the Companies (or their affiliates) which relate to events or occurrences that transpired while Cohl was providing services hereunder. Cohl’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Companies at mutually convenient times. During and after the Actual Term, Cohl also shall cooperate reasonably with the Companies in connection with any investigation or review of any regulatory authority as any such investigation or review relates to events or occurrences that transpired while Cohl was providing services hereunder. The Companies will pay KSC on an hourly basis (to be derived from amount of the Service Fee) for litigation and regulatory cooperation provided by Cohl that occurs after the Actual Term, and reimburse KSC for all costs and expenses incurred in connection with Cohl’s performance under this Section 11, including, but not limited to, reasonable attorneys’ fees and costs.

12. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.

(a) The Companies shall indemnify Cohl and KSC to the fullest extent permitted by law, in effect at the time of the subject act or omission, and shall advance to Cohl and/or KSC (as the case may be) reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from Cohl or KSC (as the case may be) to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that Cohl or KSC was not entitled to the reimbursement of such fees and expenses), against all costs, charges and expenses (including reasonable attorney’s fees, whether incurred in an action between a Company and either Cohl or KSC, Cohl or KSC and a third party or otherwise) incurred or sustained by him or it in connection with any action, suit or proceeding to which he or it may be made a party by reason of his or its being or having been a director, officer, employee, agent or consultant of the Companies or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer, employee, agent or consultant at the request of any of the Companies (other than any dispute, claim or controversy arising under or relating to this Agreement).

(b) LN Parent will at all times maintain directors’ and officers’ liability insurance in type, scope and amount comparable to that maintained by similarly situated companies.

13. DISPUTE RESOLUTION. Any dispute, difference or question (“Dispute”) between KSC and Cohl, on the one hand, and the Companies or LN, on the other hand (“Disputing Parties”), shall be resolved in accordance with the following dispute resolution procedures:

(a) Good Faith Negotiations. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Disputing Parties fail to resolve the Dispute within a reasonable time not to exceed 30 days, each Disputing Party shall nominate a senior officer or officers of its management to meet at any mutually agreed location to resolve the Dispute.

(b) Mediation. In the event that the negotiations do not result in a mutually acceptable resolution, either Disputing Party may require that the Dispute shall be referred to mediation in Miami, Florida. One mediator shall be appointed by the agreement of the Disputing Parties. The mediator shall be a suitably qualified person having no direct or personal interest in the outcome of the Dispute. Mediation shall be held within thirty (30) days of a written request for mediation. In the event the Disputing Parties are unable to agree on a mediator, the Disputing Parties agree to the appointment of a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association. In the event the Disputing Parties are unsuccessful in their mediation of the Dispute, or if there is any Dispute about the scope of or the compliance by any Party with the provisions of Section 13, either Disputing Party may require that the Dispute be settled in accordance with the provisions of Section 10.

14. REPRESENTATIONS AND WARRANTIES OF KSC. KSC hereby represents and warrants to the Companies as follows:

(a) KSC is a corporation duly organized, validly existing and in good standing under the laws of Barbados.

(b) KSC has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(c) The execution, delivery and performance of this Agreement by KSC has been duly authorized by all requisite corporate action on the part of KSC and its shareholders and directors.

(d) This Agreement has been duly executed and delivered by KSC and Cohl and constitutes a legal, valid and binding obligation of KSC and Cohl, enforceable against KSC and Cohl in accordance with its terms, except as may be limited by a bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles.

(e) The execution, delivery and performance of this Agreement by KSC and Cohl and their consummation of the transactions contemplated by this Agreement will not violate (with or without the giving of notice or the lapse of time, or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to KSC or Cohl.

(f) The execution, delivery and performance of this Agreement by KSC and Cohl and their consummation of the transactions contemplated by this Assignment will not conflict with, result in the breach or termination of any provision of, or constitute a default under any agreement or instrument to which KSC or Cohl is a party or by which KSC or Cohl or any of their respective assets or properties is bound or affected.

(g) KSC has the express contractual right to bind Cohl to the terms and provisions hereof and to provide the services of Cohl hereunder.

(h) Cohl is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Companies hereunder.

(i) Cohl is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

15. REPRESENTATIONS AND WARRANTIES OF THE COMPANIES. The Companies hereby represent and warrant to KSC as follows:

(a) Each Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Each Company has the corporate or partnership, as applicable, power and authority to enter into this Agreement and to perform their respective obligations hereunder.

(c) The execution, delivery and performance of this Agreement by the Companies have been duly authorized by all requisite corporate or partnership, as applicable, action on the part of each Company and its respective shareholders, directors or partners.

(d) This Agreement has been duly executed and delivered by each of the Companies and constitutes a legal, valid and binding obligation of each Company and LN, enforceable against each Company in accordance with its terms, except as may be limited by a bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equity principles.

(e) The execution, delivery and performance of this Agreement by each Company and its consummation of the transactions contemplated by this Agreement will not violate (with or without the giving of notice or the lapse of time, or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to any of the Companies.

(f) The execution, delivery and performance of this Agreement by the Companies and their consummation of the transactions contemplated by this Agreement will not conflict with, result in the breach or termination of any provision of, or constitute a default under any agreement or instrument to which any Company is a party or by which any Company or any of their respective assets or properties is bound or affected.

16. TAX MATTERS.

(a) The Companies may, if required in accordance with applicable law, deduct, or cause to be deducted, from the Service Fee and all other cash amounts payable by the Companies under the provisions of this Agreement to KSC, all taxes and other charges and deductions which now or hereafter are required by law to be so deducted. KSC acknowledges that the Company’s determination regarding its withholding or tax reporting obligations shall not constitute a breach of this Agreement.

(b) KSC shall reimburse, indemnify, defend and hold the Companies and its subsidiaries, affiliates, owners and the affiliates of its owners harmless from and against any and all damages, losses, deficiencies, liabilities, costs, expenses, fines and penalties which may be imposed by any governmental authority or agency which results from any Company’s failure to make tax withholdings from any payments being made hereunder.

17. INTERPRETATION AND MISCELLANEOUS.

(a) This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof, including, without limitation, the Prior Services Agreement. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. The failure of a party to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce any provision of this Agreement. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(b) When used herein, “affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

(c) Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. Unless otherwise expressly provided, the words “include”, “includes” and "including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”.

18. PUBLIC ANNOUNCEMENTS.

(a) Except as may be required by applicable law, neither KSC nor Cohl shall issue any press release or otherwise make any public statements or filings with respect to this Agreement or the transactions contemplated hereby without the prior written consent of LN.

(b) Except as may be required by applicable law or as may be required to satisfy the rules of any listing exchange upon which the common stock of LN’s parent is listed, none of the Companies or any of their respective Affiliates will issue a separate stand-alone press release or public announcement that describes the terms of this Agreement unless Cohl has reviewed and approved such stand-alone press release or public announcement (such approval not to be unreasonably withheld or delayed). The Companies and their respective Affiliates shall not be otherwise restricted or constrained in any public statement concerning the provisions of this Agreement that is made as a part of an earnings release, investor call or other similar communication that includes disclosures or discussions about matters other than the transaction contemplated hereby.

19. JOINDER BY COHL. Cohl joins in the execution of this Agreement to confirm the following agreements and covenants:

(a) Cohl agrees that should KSC default hereunder, then Cohl will perform all such defaulted obligations of KSC set forth herein immediately upon demand.

(b) Cohl confirms and restates the representations and warranties made by KSC in Section 14 hereof.

(c) Cohl agrees that he will be bound by and comply with those restrictions, covenants and other agreement set forth herein that apply to or purport to apply to Cohl, including, but not limited to, the restrictions and obligations set forth in Section 5 hereof.

(d) Cohl represents and warrants to LN that Cohl is the sole shareholder and a director of KSC.

(e) Cohl authorizes LN to purchase one or more policies of life insurance on the life of Cohl for the sole and exclusive benefit of LN. Cohl covenants and agrees with LN that he will cooperate and assist LN, as may be requested by LN, in connection with the application for, and procurement and maintenance of, any such life insurance policy, including (i) submitting to physical examinations by qualified physicians, (ii) providing health records and other relevant personal information and (iii) completing and signing applications and certifications related to Cohl’s personal information and health history. Cohl and/or KSC shall have the express right to work with the insurer to obtain additional life insurance in tandem with the policies of life insurance for the benefit of LN; provided that such additional life insurance does not have the effect of reducing the amount of life insurance available to LN.

20. Joinder by LN Parent. LN Parent joins in the execution hereof in order to guarantee the performance of the following obligations undertaken by LN pursuant to this Agreement that must be performed or done by LN Parent:

(a) The provisions of Section 2(f) hereof relating to the LN Board; and

(b) The provisions of Section 3(b) hereof relating to the issuance of options to purchase shares of common stock in LN Parent.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

CPI International Touring Inc., a Barbados IBC corporation

By: /s/ John H. Perkins, Director

CPI Touring (USA), Inc., a Delaware corporation

By: /s/ Gary Moss, COO

CPI Entertainment Content (2005), Inc., a Delaware

corporation

By: /s/ Gary Moss, COO

CPI Entertainment Content (2006), Inc., a Delaware

corporation

By: /s/ Gary Moss, COO

Grand Entertainment (ROW), LLC, a Delaware limited

liability company

By: /s/ Gary Moss, COO

KSC Consulting (Barbados) Inc., a Barbados

corporation

By: /s/ Michael Cohl, Director

Live Nation Worldwide, Inc., a Delaware corporation

By: /s/ Michael Rowles, EVP and GC

Michael Cohl joins in the execution of this Agreement solely for the purposes stated in Section 19 hereof.

By: /s/ Michael Cohl

Live Nation, Inc., joins in the execution of this Agreement solely for the purposes stated in

Section 20 hereof.

By: /s/ Michael Rowles, EVP and GC